EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter this "Agreement") is made effective the ___13th__ day of ____June___, 2025 (the "Effective Date")

B E T W E E N:

Medicus Pharma Ltd. (the "Company") - and -

Andrew Smith (the "Employee")

RECITALS

WHEREAS the Company wishes to employ the Employee and the Employee wishes to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW THEREFORE for good and valuable consideration set forth in this Agreement, the parties agree as follows:

SECTION 1 - EFFECTIVE DATE AND TERM

1.1 Effective Date and Term.  The terms and conditions of this Agreement shall become effective on June 30th 2025 (the "Start Date"), unless mutually agreed otherwise and shall continue for five (5) years, subject to the terms of this Agreement.

SECTION 2- POSITION

2.1 Capacity and Services.  The Company shall employ the Employee in the position of Chief Operating Officer (the "COO") and reporting directly to the Chief Executive Officer (the "CEO") of the company, or his or her designee. In their position, the Employee shall perform such duties and have such authority as are normally associated with the position and as may be assigned or delegated from time to time, and which include, but are not limited to:

(a) Actively participating planning organizing, directing, and coordinating the business activities of the company.

(b) Actively participating in strategic planning, human resource management, capital and operating budgets, forecast and projections of the company.

(c) Actively participating in evaluating merger and acquisition opportunities to expand the business of the company.

(d) Keeping and maintaining appropriate records relating to operations of Medicus Pharma Ltd.;

(e) Working in accordance with applicable law and applicable canons of professional ethics;

(f) Performing such other duties as the Employer may from time to time reasonably direct as could reasonably be expected to be within the scope of your employment

The Employee shall perform all duties and responsibilities in a manner consistent with all applicable laws as well as with the written policies of the Company that have been made available to Company Employees.  The Employee shall, if so, requested by the Company, serve without additional compensation, as an officer, director or manager of any subsidiary or affiliate of the Company.

2.2 Other Duties.  The Employee agrees that he shall seek written permission from the Company regarding any external roles, including board roles or advisory roles, that he holds or wishes to hold outside of her employment with the Company, and the Company agrees that it shall not exercise its discretion unreasonably in this regard.

SECTION 3- COMPENSATION AND BENEFITS

3.1 Base Salary.  The annual gross base salary of the Employee shall be USD $325,000 (the "Base Salary"), to be pro-rated for any partial year of employment.

3.2 Discretionary Bonus Plan.  The Employee shall be eligible to participate in the Company's Discretionary Bonus Plan (the "Bonus Plan"), as may be amended from time to time on the following terms:

(a) in the first year of this Agreement, the Employee shall be eligible to receive up to 50% of her Base Salary as cash bonus, based on prescribed written performance milestones agreed between the Employee and the CEO of the Company or his/her designee within 60 days of the Effective Date of this Agreement;

(b) thereafter, the Employee and the Company shall agree in advance of the start of the next year of employment on the prescribed written performance objectives with the following targets under the Bonus Plan:

(i) after the completion of the second year of employment under this Agreement, the Employee shall be eligible to receive up to 60% of her Base Salary as a cash bonus;

(ii) after the completion of the third year of employment under this Agreement, the Employee shall be eligible to receive up to 70% of her Base Salary as a cash bonus;

(iii) after the completion of the fourth year of employment under this Agreement, the Employee shall be eligible to receive up to 80% of her Base Salary as a cash bonus; and

(iv) after the completion of the fifth year of employment under this Agreement, the Employee shall be eligible to receive up to 90% of her base Salary as a cash bonus.

(c) subject to the terms and conditions below, any cash bonus payable under the Bonus Plan is generally payable within 60 days of completion of the applicable anniversary year;

(d) the Employee must be in active employment in order to receive any payment under the Bonus Plan. No period of notice whether occasioned by the Employee or the Company shall be considered active service;

(e) the Employee shall be entitled to a pro-rated Bonus for any partial year only if this Agreement is terminated in accordance with Section 4.3;

(f) any discretionary bonus under this Section 3.2 does not accrue after the Employee gives or receives notice of termination, and is only earned and payable as noted above in this Section 3.2 regardless of whether such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, and the Employee's rights shall be strictly limited to those provided for in this Section 3.2. Unless otherwise specifically provided in writing, the Employee shall have no claim to, or in respect of, any discretionary bonus payments had due notice of termination of employment been given, nor shall the Employee have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any discretionary bonus payments, which may have or would have been payable to the Employee if such wrongful termination or dismissal had not occurred or if due notice of termination had been given; and

(g) by delivery of written notice to the Company at any time prior to the date of payment of a bonus that has been earned by the Employee under this Section 3.2, the Employee may elect to convert 50% of any cash payments under this Section 3.2 to common shares of the Company at a price per share equal to the market price of  common shares of the Company at the close of business on the Canadian Securities Exchange on the date of notice.

(h) The Company reserves the right to convert any cash payments under Section 3.3 to equity-based incentives.

3.3 Share Incentive Plan.  The Executive shall receive 100,000 stock options (the "Options"), which shall vest as described herein.  The Options are granted at a strike price calculated based on the closing price of trading of the securities on NASDAQ on the date this agreement is signed. This grant is also subject to the approval of the Compensation Committee or the Board of Directors of the company.

(a) The Options shall vest at the rate of 20,000 per year for each completed year of service under this Agreement, commencing one year after the Effective Date. The Options shall expire five years from the Effective Date, subject to earlier forfeiture in accordance with the terms of this Agreement, or the terms of the Plan or applicable grant agreement.  The Executive's entitlements to Options hereunder shall be subject to adjustment for stock splits, reverse splits and other like events.

(b) The Executive must be in active employment to receive the Options.  No period of notice, whether occasioned by the Executive or the Company, shall be considered active service.

(c) Options do not vest after the Executive's gives or receives notice of termination, or after the effective date of termination occurs, whether or not such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the Executive's rights shall be strictly limited to those provided for in the Plan, or as otherwise provided in the applicable grant agreement.  Unless otherwise specifically provided in writing, the Executive shall have no claim to or in respect of any Options which may have or would have become vested Options had due notice of termination of employment been given nor shall the Executive have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any Options or loss of profit or opportunity which may have or would have vested or accrued to the Executive if such wrongful termination or dismissal had not occurred or if due notice of termination had been given.

3.4 Benefits.  The Employee shall be eligible to participate in all benefit plans that the Company maintains from time to time for the benefit of similar senior Employees, in accordance with the terms and conditions of the plans.  The Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits plans with or without prior notice.

3.5 Paid Time Off.  The Employee shall be entitled to take 28 days of paid time off ("PTO") per calendar year, pro-rated for any partial calendar year of employment. The Company will allow no more than five (5) days of PTO to be carried over from one calendar year to the next. Any PTO that is carried over from one calendar year to the next and not used before December 31st of the following calendar year shall be forfeit and forever lost without any compensation. For example, if two days of PTO are carried over from 2024 to 2025, such two days of PTO must be used by December 31, 2025, or they will be forfeited and lost forever without compensation.

3.6 Expenses.  The Company shall reimburse the Employee for the Employee's travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with  approved by the Company.  The Employee shall furnish statements and receipts for all such expenses prior to reimbursement.

SECTION 4 - TERMINATION AND RESIGNATION

4.1 Termination for Cause.  The Company may terminate the employment of the Employee at any time for cause by written notice to the Employee.  For the purposes of this Agreement, "cause" means wilful neglect of duty and/or wilful misconduct and/or just cause at common law. If the Company terminates the employment of the Employee for cause under this Section 4.1, the Company shall not be obligated to make any further payments or provide any further entitlements under this Agreement or otherwise, subject only to any amounts which may be due and remaining unpaid at the time of the termination of employment such as Base Salary, vacation pay and expenses properly accrued to the termination date ("Accrued Entitlements").

4.2 Resignation by Employee.  The Employee shall give the Company 60 days' notice of the resignation (the "Resignation Period") of the Employee's employment hereunder; however, it is understood and agreed that the Company shall be entitled to:

(a) waive all or part of that notice and accept the Employee's resignation effective at an earlier date, subject to providing the Employee with his Accrued Entitlements up to the end of the Resignation Period.  The Employee agrees that any waiver of the Resignation Period by the Company hereunder shall not amount to a termination of the Employee's employment by the Company; or

(b) assign the Employee transitional or temporary duties through such Resignation Period, - or have the Employee work at another location (within reason), and the Employee agrees that these actions by the Company shall not amount to a termination of the Employee's employment by the Company.

4.3 Termination without Cause.

(a) One (2) months of advance notice of termination (the "Notice Period");

(b) following completion of such Notice Period, and subject to the terms below, a payment equivalent to six (6) months' of Base Pay and which shall be paid on regularly scheduled pay dates over such six (6) month period;

(c) pro rata target discretionary bonus payment for the partial year worked by the Employee up to the date notice is provided under Section 4.3(a);

(d) the benefit plan contributions necessary to maintain the Employee's participation during the Notice Period in all benefit plans provided to the Employee by the Company immediately before the termination of the Employee's employment; and

(e) the Employee's Accrued Entitlements as of the effective termination date.

4.4 No Further Claims.  In the event of the Employee's dismissal without cause in accordance with Section 4.3, and upon provision of the payments and other benefits set forth in Section 4.3,  the Employee will not be entitled to any additional notice, pay in lieu of notice, severance payments or other compensation or entitlements of any kind, pursuant to the common law or otherwise.

4.5 Release of Claims.  In order to receive any entitlement hereunder, the Employee shall first execute a release of claims relating to his employment in favour of the Company and its affiliates and in a form provided by the Company.

4.6 Effect of Termination.  The Employee agrees that upon cessation of her employment for any reason whatsoever, the Employee shall be deemed to have immediately resigned any position that the Employee may have as an officer, director or Employee of the Company together with any other office, position or directorship that the Employee may hold in any of the Company's related entities and its affiliates.  In such event, the Employee shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations. The Employee shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

SECTION 5 - CHANGE OF CONTROL

5.1 For the purposes of this Section 5:

"Target" means the Company; and

"Change of Control Transaction" means:

(a) the acquisition of a sufficient number of voting securities in the capital of the Target so that the acquirer, together with persons acting jointly or in concert with the acquirer, becomes entitled, directly or indirectly, to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Target (provided that, prior to the acquisition, the acquirer was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Target);

(b) the completion of a consolidation, merger, arrangement or amalgamation of the Target with or into any other entity whereby the voting security holders of the Target immediately prior to the consolidation, merger, arrangement or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting securities of the consolidated, merged, arranged or amalgamated entity; or

(c) the completion of a sale whereby all or substantially all of the Target's undertakings and assets become the property of any other entity and the voting security holders of the Target immediately prior to the sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale.

5.2 In the event of a Change of Control Transaction, any unvested Options granted to the Employee pursuant to Section 3.3 shall immediately vest.

SECTION 6 - NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

6.1 Definitions. For the purposes of this Section 6:

(a) "Business" means the business of Pharmaceutical Research and Development of compounds marketed by the Company or any of its subsidiaries or affiliates, or in the Company's or any such subsidiary's or affiliate's developmental pipeline, as of the date of termination of this Agreement.

(b) "Customer" means any commercial or institutional Entity who has: (i) purchased or licensed from the Company or its affiliates (with the Employee's knowledge) any product produced or service supplied, sold, licensed or distributed by the Company; or (ii) supplied to the Company or its affiliates (with the Employee's knowledge) any product to be produced, sold, licensed or distributed by the Company; provided that Customers shall only include any Entity who was a Customer during the six (6) months preceding the last date of the Employee's active employment.

(c) "Entity" means a partnership, limited partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

(d) "Prospective Customer" means any commercial or institutional Entity that the Company or its affiliates was in active discussions about selling products or services related to the Business during the six (6) months preceding the last date of the Employee's active employment.

(e) "Restricted Period" means a period of twelve (12) months following the last day of active employment of the Employee.

(f) "Territory" means United States and Canada.

6.2 Non-Competition.  During the Restricted Period, the Employee shall not, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, Employee or in any other manner, directly or indirectly, perform services for in a role similar to what he held in the twelve (12) months prior to termination with the Company, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any endeavour, activity or business in the Territory that is substantially similar to or competitive with the Business of the Company.

6.3 Prohibited Investments.  The Employee shall not be an investor, shareholder, or partner in any enterprise, association, company, joint venture or partnership (each, an "Investment") if the Investment conflicts with the interests of the Company or any of its or their affiliated or related entities.  The Employee shall identify and inform the Company of any potential conflicts that may arise as a result of an Investment by the Employee and the Employee shall, to the best of the Employee's efforts, reduce or eliminate any such conflict.  The Company reserves the right, acting reasonably, to determine whether any Investment conflicts with or is otherwise inconsistent with the Company's interests in which case the Employee shall be required to immediately eliminate any such conflict.

6.4 Non-Solicitation.  During the Restricted Period, the Employee shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, Employee or in any other manner, directly or indirectly:

(a) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer for any purpose which is competitive with the Business; or

(b) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Prospective Customer for any purpose which is competitive with the Business.

6.5 Non-Solicitation of Employees.  During the Restricted Period, the Employee shall not, either individually or in partnership or jointly or in conjunction with any other person or entity, as principal, agent, consultant, contractor, employer, Employee or in any other manner, directly or indirectly, solicit, induce or entice away or in any other manner persuade or attempt to persuade any officer, Employee, consultant or agent of the Company or its affiliated or related entities whom the Employee supervised or had business contact with on behalf of the Company or its affiliated or related entities during the twelve (12) month period immediately prior to the end of the Employee's active employment, to discontinue or alter any one or more of their relationships with the Company or its subsidiaries or related entities. For greater certainty, this Section 6.5 shall not prohibit general advertisements in electronic or print media through which the Employee has not intentionally targeted any officer, Employee, consultant or agent of the Company or its affiliated or related entities and where the first contact with respect thereto is initiated by such officer, Employee, consultant, or agent.

6.6 Confidentiality.  Except in the normal and proper course of the Employee's duties, the Employee shall not use for the Employee's own account or disclose to anyone else, during or after the Employee's last day of active employment, any confidential or proprietary information or material relating to the Company's operations or business that the Employee obtains from the Company or the Company's subsidiaries and affiliates, and their officers, Employees, agents, suppliers or customers or otherwise by virtue of the Employee's employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the "Confidential Information").  Confidential Information does not include:  (a) information that is in the public domain, unless such information falls into the public domain through unauthorized disclosure or other acts by the Employee; (b) information that was in the Employee's lawful possession prior to the disclosure and has not been obtained by the Employee either directly or indirectly from the Company or its affiliated or related entities; or (c) information that the Employee is required by law to disclose, provided that the Employee provides the Company with prior written notice of such disclosure.

6.7 Intellectual Property.  All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Employee in the scope of and during the course of the Employee's employment (the "Works") including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the "Intellectual Property Rights") shall be the sole and exclusive property of the Company and the Employee hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights that the Employee may have in such Works for the benefit of the Company and its successors, assigns and licensees.  The Employee represents and warrants that the Works will not infringe the intellectual property and proprietary rights of any third parties. The Employee shall not disclose the Works to any third parties without the prior written consent of Company.

6.8 Privacy.  The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain the confidentiality of personal information of the Employees, consultants, customers and suppliers of the Company and its affiliated and related entities obtained in the course of the Employee's employment with the Company.  The Company shall at all times comply, and shall assist the Employee to comply, with all applicable privacy laws.  The Employee acknowledges and agrees that the disclosure of the Employee's personal information may be required as part of the ongoing operations of the Company's business, as required by law, as part of the Company's audit process, as part of a potential business or commercial transaction or as part of the Company's management of the employment relationship, and the Employee hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes, to only the limited extent necessary.

6.9 Return of Property.  The Employee agrees that all property and documents (including software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including Confidential Information, in the Employee's possession now or at any time during employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.  Subject to applicable laws, in the event the Employee does not return such property upon termination of employment or sooner (including at any time during the Resignation Period) if requested by the Company, the Company has the right to (a) deduct from any monies owing to the Employee the cost of such property from any amounts due or owing to the Employee, and (b) reduce the Employee's Base Salary during the Resignation Period to an amount equal to the then-applicable minimum hourly wage, until such time, if any, during the Resignation Period as the Employee has returned such property.

6.10 Acknowledgement.  The Employee acknowledges that the Employee's services are unique and extraordinary.  The Employee also acknowledges that the Employee's position will give or has given the Employee access to Confidential Information of substantial importance to the Company and its business.  The Employee acknowledges that, in connection with the Employee's employment by the Company, the Employee will receive, or will become eligible to receive, substantial benefits and compensation. The Employee acknowledges that the Employee's continued employment by the Company and all compensation and benefits and potential compensation and benefits to the Employee from such employment will be conferred by the Company upon the Employee only because and on condition of the Employee's willingness to commit the Employee's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Employee and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein.  The Employee understands the Employee's duties and obligations as set forth in this Section 6 and agrees that such duties and obligations would not unduly restrict or curtail the Employee's legitimate efforts to earn a livelihood following any termination of the Employee's employment with the Company.

6.11 Breach of a Restrictive Covenant.  In the event of any breach by the Employee of any of his/her obligations under Section 6 of this Agreement, the Employee will be obligated to repay, and the Company will be entitled to collect from the Employee, all amounts paid prior to or after the date of such breach by the Company to the Employee under Section 4.3 of this Agreement, and the Company shall have no further obligations under Section 4.3.  In such a case, the Employee shall make a cash payment to the Company of all amounts owing within three (3) days of written demand therefor by the Company.  The rights of the Company under this Section 6.11 shall be in addition to any rights of the Company (a) under this Agreement, and (b)  to seek injunctive relief or other equitable or legal remedies in the case of any such breach by the Employee.

SECTION 7 - MISCELLANEOUS COVENANTS

7.1 Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  The Employee hereby waives any right to assert a claim based on pre-contractual representations, negligent or otherwise, made by the Company or its representatives.

7.2 Currency.  Unless otherwise stated herein, all amounts referred to in this Agreement shall be in USD.

7.3 Affiliated Corporations.  By signing below the Employee agrees that the covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favour of and shall be enforceable by the parent and subsidiary companies of the Company.  This Agreement is between the Employee and the Company.  The Employee shall have no right to enforce this Agreement against any party other than the Company.

7.4 Assignment.  The Employee may not assign all or any part of this Agreement without the prior written consent of the Company (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Nothing shall prevent the Company from assigning any of its rights or obligations under the Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party hereto and his/her or its respective successors and assigns.

7.5 Amendment.  No amendment of this Agreement shall be effective unless made in writing and signed by the parties.

7.6 Waiver.  Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver.  No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party.  The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.7 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the laws of the United States applicable in the Commonwealth of Pennsylvania and shall be treated, in all respects, as a Commonwealth of Pennsylvania contract.

7.9 Attornment.  For all purposes, the parties agree to attorn to the exclusive jurisdiction of the federal courts for the Eastern District of Pennsylvania, and the State courts located therein.

7.10 Successors and Assigns.  This Agreement shall endure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns.  The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The Employee by the Employee's signature hereto expressly consents to such assignment.  The Employee shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Employee's rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

7.11 Statutory Deductions and Withholdings.  The Company may withhold from any amounts payable under this Agreement such federal or provincial taxes and other statutory deductions that are required by applicable law to be so withheld or deducted.

7.12 Change in Terms and Conditions.  The parties agree that the terms and conditions of this Agreement, and specifically Section 4 and Section 5, as may be amended in writing from time to time, shall govern the Employee's employment with the Company, regardless of the length of the Employee's employment or any changes to the Employee's terms of employment, including changes to position or compensation, and regardless of whether any such change is material or otherwise.

SECTION 8- DISPUTE RESOLUTION

8.1 Dispute Resolution Procedure.  Any dispute, controversy or claim arising out of or relating to this Agreement ("Dispute") shall be subject to the dispute resolution procedure set forth in this Section 8 (the "Dispute Resolution Procedure"); provided, however, that the Company shall be entitled to seek injunctive relief from any court of appropriate jurisdiction in the case of any breach by the Employee of any of the terms of Section 6 of this Agreement; and provided further that such Dispute Resolution Procedure shall be non-binding, as described herein.

8.2 Commencement of the Dispute Resolution Procedure.  If a Dispute arises, either party may initiate the Dispute Resolution Procedure by giving written notice of the Dispute to the other party (the "Notice of Dispute").  The Notice of Dispute shall contain a brief statement of the nature of the Dispute and set out the relief requested.

Upon the submission of a Notice of Dispute, the parties shall, during the following fifteen (15) days, attempt to amicably resolve the Dispute through negotiations. (the "Consultation Period").

8.3 Arbitration.  If the Dispute is not resolved by the parties within the Consultation Period, the Dispute shall, at the request of either party by delivery of written notice (a "Notice of Arbitration") during the thirty (30) day period following the expiration of the Consultation Period (the "Arbitration Election Period"), be subject to non-binding arbitration under the rules of the American Arbitration Association, except to the extent that such rules conflict with the terms of this Section 8.3.  The following provisions shall apply to an arbitration commenced pursuant to this Section 8.3:

(a) The arbitration shall be heard by a sole arbitrator (the "Arbitrator"), who the parties shall jointly select within thirty (30) days of the receipt of the Notice of Arbitration.  The Arbitrator shall be trained in the laws of the Commonwealth of Pennsylvania.  If the parties are unable to agree on the Arbitrator, either party may apply to have the Arbitrator appointed in accordance with the provisions of the American Arbitration Association.

(b) The place of the arbitration shall be Philadelphia, Pennsylvania.

(c) Each party shall bear its own costs (including legal fees) of preparing for and participating in the Dispute Resolution Procedure, including legal fees;

Notwithstanding the non-binding nature of the arbitration, the terms of this Section 8.3(c) shall be binding on the parties.

8.4 Proceedings Confidential.  The parties agree that any arbitration carried out hereunder shall be kept private and confidential, and that the existence of the proceedings and any element of it shall be kept confidential, except (a) where disclosure is lawfully required by a legal duty, and (b) where such information is already in the public domain other than as a result of a breach of this clause.

8.5 Non-Binding Nature of Dispute Resolution Procedure.  The Dispute Resolution Procedure shall be deemed concluded on the earlier of (a) the expiration of the Arbitration Election Period, if neither party has delivered a Notice of Arbitration, and (b) immediately upon the issuance of a non-binding decision by the Arbitrator, if either party has delivered a Notice of Arbitration during the Arbitration Election Period.  Following the conclusion of the Dispute Resolution Procedure, the parties shall be free to mutually accept the results of such Dispute Resolution Procedure, or either party may reject such results and pursue all available legal and equitable remedies.

SECTION 9- EMPLOYEE'S ACKNOWLEDGEMENT

9.1 Acknowledgement.  The Employee acknowledges that:

(a) the Employee has had sufficient time to review the Agreement thoroughly;

(b) the Employee has read and understands the terms of the Agreement and his obligations hereunder;

(c) the Employee is receiving good and valuable consideration in exchange for being bound by the terms and conditions of this Agreement and shall not attach enforceability of any such covenants or effectiveness of this Agreement.

(d) the Employee has been given a reasonable opportunity to obtain independent legal advice concerning the interpretation and effect of the Agreement.

(e) the Employee has received a fully executed original copy of the Agreement; and

(f) Part of the Employee's duties shall include entertaining and socializing from time to time in various settings and locations and during weekends. The Employee agrees that if the Employee is not comfortable participating in any such entertainment or social event, the Employee will promptly notify the CEO of the Company or his/her designee. In the absence of any such notification, it is understood that the Employee is voluntarily and/or willingly participating in such entertainment and social events and does not find them objectionable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED in the presence of:	)
)
)
	)	/s/ Andrew Smith
Witness	)	Andrew Smith
)

Medicus Pharma Ltd.

		By:	/s/ Carolyn Bonner

Carolyn Bonner
Title: President
I have authority to bind the Company.